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                                                                     EXHIBIT 5.1

Shurgard Storage Centers, Inc.
1155 Valley Street
Suite 400
Seattle, WA 98109-4426

                RE:     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have acted as counsel to Shurgard Storage Centers, Inc. (the "Company") in connection with the preparation and filing of its registration statement on Form S-3 (the "Registration Statement"), as amended, under the Securities Act of 1933, as amended (the "Securities Act"), of its (i) Class A common stock, $0.001 par value per share (the "Class A Stock"), (ii) Preferred Stock, $0.001 par value per share (the "Preferred Stock"), and (iii) senior debt securities or subordinated debt securities (the "Debt Securities") (together with the Class A Stock and the Preferred Stock, the "Securities"). The Debt Securities are to be issued pursuant to the terms of an Indenture (the "Indenture"), between the Company and a national bank or trust company to be identified at the time of the issuance of the Debt Securities, as Trustee. The Indenture will be in substantially the form filed as Exhibit 4.2 to the Registration Statement. The shares of Common Stock being registered may be issued upon conversion of the Preferred Stock.

        We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that upon the happening of the following events:

        (a) the filing and effectiveness of the Registration Statement and any amendment(s) and/or prospectus supplement(s) thereto,

        (b) due execution by the Company and registration by its registrar of the Securities,

        (c) the offering and sale of the Securities, as contemplated by the Registration Statement and any amendment(s) and/or prospectus supplement(s) thereto,

        (d) receipt by the Company of the consideration required for the Securities to be sold by the Company as contemplated by the Registration Statement and any amendment(s) and/or prospectus supplement(s) thereto, and

        (e) authentication by duly authorized officers of the Trustee and delivery in accordance with the terms of the Indenture of the Debt Securities;

the Securities will be duly authorized, validly issued, fully paid and nonassessable.



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        We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and any amendment thereto, including any and all post-effective amendments and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm in the Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                            Very truly yours,



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Opinion letter prepared by:

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Approved by:

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Approved as to form by second partner:

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